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JETBLUE ANNOUNCES PRICING OF 23,000,000 SHARES OF COMMON STOCK AND
$175,000,000 OF CONVERTIBLE DEBENTURES
-Previously announced share and convertible debenture offerings increased
NEW YORK, June 3, 2009 — JetBlue Airways Corporation (NASDAQ: JBLU) announced today that it has increased its previously announced offering of 20,000,000 shares of common stock to 23,000,000 shares of common stock at a price of $4.25 per share. Of the 23,000,000 shares of common stock, it is expected that Deutsche Lufthansa AG (Lufthansa) will purchase 3,578,800 shares in the public offering. JetBlue also announced that it increased its previously announced offering of convertible debentures from $150 million to $175 million aggregate principal amount, divided into $100 million of 6.75% convertible debentures due 2039 (the series A debentures) and $75 million of 6.75% convertible debentures due 2039 (the series B debentures). The issuance of the common stock and the sale of the convertible debentures is expected to close on June 9, 2009, subject to various customary closing conditions. Neither of these offerings is contingent upon the closing of the other offering.
Both series of debentures will be convertible into shares of JetBlue’s common stock at a conversion rate of 204.6036 shares per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $4.89 per share), subject to adjustment. Both series of debentures are subject to redemption on or after certain dates and repurchase on certain specified dates and following certain designated events. Both series of debentures will bear interest at a rate of 6.75% per annum, payable on April 15 and October 15 of each year, beginning October 15, 2009.
JetBlue has granted the underwriter for the common stock offering a 30-day over-allotment option to purchase up to an additional 3,450,000 shares of common stock (less any shares purchased by Lufthansa pursuant to its option described below). JetBlue has granted the underwriters for the debenture offering a 30-day over-allotment option to purchase up to an additional $15 million principal amount of the series A debentures and $11.25 million principal amount of the series B debentures. JetBlue has also granted Lufthansa an option to purchase up to 15.6% of the shares JetBlue would otherwise have provided to the underwriter as part of its over-allotment option, but only to the extent the underwriter exercise that option.
Morgan Stanley & Co. Incorporated served as sole book-running manager for both offerings and Goldman, Sachs & Co. and J.P. Morgan Securities Inc. served as co-managers for the debenture offering.
JetBlue intends to use the proceeds from these offerings for general corporate purposes.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. JetBlue currently serves 55 cities with 600 daily flights. New service begins to Los Angeles International Airport on June 17 and to Baltimore on September 9. The airline also intends to commence service to Barbados and Saint Lucia in October, subject to receipts of government operating authority. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our sensitivity to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2008 Annual Report on Form 10-K, Current Report on Form 8-K filed on June 1, 2009 and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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